Filed Pursuant to Rule 424(b)(2)

Registration No. 333-216286

Pricing Supplement dated April 9, 2018 (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$1,325,000 Contingent Coupon Autocallable Notes Linked to the Lowest Performing of the Dow Jones Industrial Average® Index and the iShares® MSCI Emerging Markets ETF due April 12, 2021

We, Canadian Imperial Bank of Commerce (the “Bank,” the “Issuer” or “CIBC”), are offering $1,325,000 aggregate principal amount of our Contingent Coupon Autocallable Notes Linked to the Lowest Performing of the Dow Jones Industrial Average® Index and the iShares® MSCI Emerging Markets ETF due April 12, 2021  (CUSIP 13605WKR1 / ISIN US13605WKR15) (the “Notes”). The Notes are senior unsecured debt securities of CIBC that do not pay interest at a specified rate, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described in this pricing supplement. Whether the Notes pay a quarterly contingent coupon, whether the Notes are automatically called prior to maturity and, if they are not automatically called, whether you are repaid the principal amount of your Notes at maturity will depend in each case upon the Closing Level of the Lowest Performing of the Dow Jones Industrial Average® Index (the “Index”) and the iShares® MSCI Emerging Markets ETF (the “ETF” and together with the Index, the “Reference Assets”) on the relevant Valuation Date. The Lowest Performing Reference Asset on any Valuation Date is the Reference Asset that has the lowest Closing Level on that Valuation Date as a percentage of its Initial Level.

The Notes provide quarterly Contingent Coupon Payments at a rate of 2.35% (9.40% per annum) until the earlier of maturity or automatic call if, and only if, the Closing Level of the Lowest Performing Reference Asset on the applicable quarterly Valuation Date is greater than or equal to its Coupon Barrier Level. However, if the Closing Level of the Lowest Performing Reference Asset on a Valuation Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment for the relevant quarterly period. If the Closing Level of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on every Valuation Date, you will not receive any Contingent Coupon Payments throughout the entire term of the Notes.

If the Notes have not been previously called, the amount that you will be paid on your Notes at maturity will depend on the performance of the Reference Assets and will be calculated as follows:

•                  If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than or equal to its Principal Barrier Level: (i) the Principal Amount plus (ii) the Contingent Coupon Payment.

•                  If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than the Principal Barrier Level: (A) the Principal Amount plus (B) the Principal Amount multiplied by the Percentage Change.

If the Closing Level of the Lowest Performing Reference Asset on any quarterly Valuation Date other than the Initial Valuation Date and the Final Valuation Date is greater than or equal to its Initial Level, we will automatically call the Notes and pay you on the applicable Call Payment Date your initial investment plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you. If, as of the Maturity Date, the Notes have not been called, investors may have downside market exposure to the Reference Assets, subject to any return previously realized in the form of Contingent Coupon Payments.

Your return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date. You will not benefit in any way from the performance of the better performing Reference Asset. Therefore, you will be adversely affected if any Reference Asset performs poorly, even if the other Reference Asset performs favorably. Furthermore, you will not participate in any appreciation of any of the Reference Assets.

The Notes will be issued in the denomination of $1,000.00 and integral multiples of $1,000.00 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

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The Notes are unsecured obligations of CIBC and all payments on the Notes are subject to the credit risk of CIBC. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this pricing supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See the “Additional Risk Factors” beginning on page PRS-24 of this pricing supplement and the “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and page 1 of the Prospectus.

	Per Note	Total
Price to public	100.00%	$1,325,000
Underwriting discounts and commissions	2.50%	$33,125
Proceeds to CIBC (1)	97.50%	$1,291,875

(1)               Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

The estimated value of the Notes on the Trade Date as determined by the Bank is $953.60  per $1,000.00 Principal Amount of the Notes which is less than the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information. The difference between the estimated values of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date and you may lose all or a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and any hedging transactions. The Bank’s affiliates may also realize a profit that will be based on (i) the payments received on the hedging transactions minus (ii) the cost of creating and maintaining the hedging transactions.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on April 12, 2018 against payment in immediately available funds.

Janney Montgomery Scott

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”) and the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this pricing supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this pricing supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and Janney Montgomery Scott (“JMS”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and JMS is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of JMS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017:
https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the Prospectus Supplement dated March 28, 2017 and the Prospectus dated March 28, 2017, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Bank,” the “Issuer” or “CIBC”)

Type of Note:	Contingent Coupon Autocallable Notes Linked to the Lowest Performing of the Dow Jones Industrial Average® Index and the iShares® MSCI Emerging Markets ETF, due April 12, 2021

Reference Assets:	The Dow Jones Industrial Average® Index (ticker “INDU<Index>”) and the iShares® MSCI Emerging Markets ETF (ticker “EEM UP EQUITY”)

CUSIP/ISIN:	CUSIP: 13605WKR1 / ISIN: US13605WKR15

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Minimum Investment:	$1,000.00 (one Note)

Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof.

Principal Amount:	$1,000.00 per Note

Aggregate Principal Amount of Notes:	$1,325,000

Currency:	U.S. Dollars

Trade Date:	April 9, 2018

Original Issue Date:	April 12, 2018 (the 3rd scheduled Business Day after the Trade Date)

Initial Level:	• With respect to the Dow Jones Industrial Average® Index: 23,979.10, its Closing Level on the Trade Date.
• With respect to the iShares® MSCI Emerging Markets ETF: 47.13, its Closing Level on the Trade Date.

Contingent Coupon Payment:

On each Contingent Coupon Payment Date, you will receive payment at a per annum rate equal to the Contingent Coupon Rate (a “Contingent Coupon Payment”) if, and only if, the Closing Level of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

If the Closing Level of the Lowest Performing Reference Asset on the related Valuation Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the Closing Level of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on all quarterly Valuation Dates, you will not receive any Contingent Coupon Payments over the term of the Notes.

Each quarterly Contingent Coupon Payment, if any, will be calculated per Note as follows: $1,000.00 × Contingent Coupon Rate × (90/360). Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

Coupon Barrier Level:	The “Coupon Barrier Level” for each Reference Asset is:
• With respect to the Dow Jones Industrial Average® Index: 17,984.33 (75% of its Initial Level, rounded to two decimal places).
• With respect to the iShares® MSCI Emerging Markets ETF: 35.35 (75% of its Initial Level, rounded to two decimal places).

Contingent Coupon Payment Dates:

Each January 12, April 12, July 12, and October 12 commencing on July 12, 2018 and ending on the Maturity Date (the Maturity Date being the Contingent Coupon Payment Date with respect to the Final Valuation Date) or, if such day is not a Business Day, the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the Contingent Coupon Payment will be made on the first preceding Business Day. The scheduled Contingent Coupon Payment Dates are as follows:

Thursday, July 12, 2018
Friday, October 12, 2018
Monday, January 14, 2019

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Friday, April 12, 2019
Friday, July 12, 2019
Tuesday, October 15, 2019
Monday, January 13, 2020
Monday, April 13, 2020
Monday, July 13, 2020
Tuesday, October 13, 2020
Tuesday, January 12, 2021
Monday, April 12, 2021

The Contingent Coupon Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Contingent Coupon Rate:	9.40% per annum (2.35% payable quarterly in arrears).

Valuation Dates:

A “Valuation Date” means the third scheduled Trading Day prior to the related Contingent Coupon Payment Date; except that the Valuation Date immediately preceding the Maturity Date, which we refer to as the “Final Valuation Date,” shall be the third scheduled Trading Day prior to the Maturity Date. The “Initial Valuation Date” shall be the first Valuation Date after the Original Issue Date. The scheduled Valuation Dates are as follows:

Monday, July 9, 2018
Tuesday, October 9, 2018
Wednesday, January 9, 2019
Tuesday, April 9, 2019
Tuesday July 9, 2019
Wednesday, October 9, 2019
Wednesday, January 8, 2020
Wednesday, April 8, 2020
Wednesday, July 8, 2020
Wednesday, October 7, 2020
Thursday, January 7, 2021
Wednesday, April 7, 2021

If a scheduled Valuation Date is not a Trading Day, the Valuation Date shall be the first following Trading Day.

The Valuation Dates may be delayed by the occurrence of a Market Disruption Event (as defined below). See “Certain Terms of the Notes—Market Disruption Events” in this pricing supplement.

Trading Day:	A “Trading Day” means a day on which the principal trading market for each of the Reference Assets is open for trading.

Lowest Performing Reference Asset:	On any Valuation Date, the “Lowest Performing Reference Asset” is the Reference Asset that has the lowest Closing Level on that date as a percentage of its Initial Level.

Call Feature:

If the Closing Level of the Lowest Performing Reference Asset on any Valuation Date other than the Initial Valuation Date and the Final Valuation Date is greater than or equal to its Initial Level, we will automatically call the Notes and pay you on the

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applicable Call Payment Date your initial investment of $1,000.00 per Note plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you.

If the Notes are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the Notes after such Call Payment Date. You will not receive any notice from us if the Notes are automatically called.

Call Payment Date:	A “Call Payment Date” means the Contingent Coupon Payment date following a Valuation Date other than the Initial Valuation Date and the Final Valuation Date. The scheduled Call Payment Dates are:

Friday, October 12, 2018
Monday, January 14, 2019
Friday, April 12, 2019
Friday, July 12, 2019
Tuesday, October 15, 2019
Monday, January 13, 2020
Monday, April 13, 2020
Monday, July 13, 2020
Tuesday, October 13, 2020
Tuesday, January 12, 2021

The Call Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Maturity Date:

April 12, 2021. The Maturity Date is subject to the Call Feature and may be postponed upon the occurrence of a Market Disruption Event as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Payment at Maturity:

If the Notes have not been previously called, the Payment at Maturity will be based on the performance of the Lowest Performing Reference Asset on the Final Valuation Date and will be calculated as follows:

• If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than or equal to its Principal Barrier Level, then the Payment at Maturity will equal:

Principal Amount + Contingent Coupon Payment for the Maturity Date

• If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level, then the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

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If the Final Level is less than the Principal Barrier Level, you will suffer a loss of a portion of the Principal Amount in an amount equal to the Percentage Change. Accordingly, you could lose up to 100% of your initial investment, subject to any return realized in the form of Contingent Coupon Payments, if any.

Final Level:	The “Final Level” of each Reference Asset will be the Closing Level of such Reference Asset on the Final Valuation Date.

Closing Level:

For any date of determination, the “Closing Level” of the Index will be the closing level of the Index published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable. In certain special circumstances, the Closing Level of the Index will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Certain Terms of the Notes—Adjustments to the Index,” “Certain Terms of the Notes—Discontinuance of the Index,” “Certain Terms of the Notes—Market Disruption Events” and “Appointment of Independent Calculation Experts” in this pricing supplement.

For any date of determination, the “Closing Level” of the ETF will be the product of (i) the closing price of one share of the ETF published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable, and (ii) the Adjustment Factor applicable to such Reference Asset on such date. In certain special circumstances, the Closing Level of the ETF will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Certain Terms of the Notes—Market Disruption Events,” “Certain Terms of the Notes—Anti-dilution Adjustments; Liquidation Events; Alternate Calculation,” and “Appointment of Independent Calculation Experts” in this pricing supplement.

The applicable Bloomberg pages for the Reference Assets as of the date of this pricing supplement are:
• INDU<Index>; and
• EEM UP Equity.

Adjustment Factor:

The “Adjustment Factor” means, with respect to one share of the ETF (or one unit of any other security for which a Closing Level must be determined), 1.0, subject to adjustment if and when certain events affect the shares of the Reference Asset. See “Certain Terms of the Notes—Anti-dilution Adjustments; Liquidation Events; Alternate Calculation” in this pricing supplement.

Percentage Change:	The “Percentage Change”, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows for the Lowest Performing Reference Asset:

Final Level – Initial Level Initial Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Principal Barrier Level:	The “Principal Barrier Level” for each Reference Asset is:
• With respect to the Dow Jones Industrial Average® Index: 17,984.33 (75% of its Initial Level, rounded to two decimal places).
• With respect to the iShares® MSCI Emerging Markets ETF: 35.35 (75% of its Initial Level, rounded to two decimal places).

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Principal at Risk:

You may lose all or a substantial portion of your initial investment at maturity if the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is below its Principal Barrier Level.

Calculation Agent:	Canadian Imperial Bank of Commerce. We may appoint a different Calculation Agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at its sole discretion, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Fees and Expenses:

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes.

Certain U.S. Benefit Plan Investor Considerations:	For a discussion of benefit plan investor considerations, please see “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Prospectus.

Clearance and Settlement:

We will issue the Notes in the form of a fully registered global note registered in the name of the nominee of DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture.

Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this pricing supplement.

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INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

•                  You seek an investment with quarterly Contingent Coupon Payments at a rate of 2.35% (9.40%  per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Level of the Lowest Performing Reference Asset on the applicable Valuation Date is greater than or equal to its Coupon Barrier Level.

•                  You understand that if the Closing Level of the Lowest Performing Reference Asset on the Final Valuation Date has declined below its Principal Barrier Level, you will be fully exposed to the decline in such Lowest Performing Reference Asset from its Initial Level and will lose more than 25%, and possibly up to 100%, of the Principal Amount at maturity.

•                  You are willing to accept the risk that you may not receive any Contingent Coupon Payment on one or more, or any, quarterly Contingent Coupon Payment Dates over the term of the Notes and may lose up to 100% of the Principal Amount of the Notes at maturity.

•                  You understand that the Notes may be automatically called prior to maturity and that the term of the Notes may be as short as approximately six months, or you are otherwise willing to hold the Notes to maturity.

•                  You understand that the return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date and that you will not benefit in any way from the performance of the better performing Reference Asset.

•                  You understand that the Notes are riskier than alternative investments linked to only one of the Reference Assets or linked to a basket composed of each Reference Asset.

•                  You understand and are willing to accept the full downside risks of the Lowest Performing Reference Asset.

•                  You are willing to forgo participation in any appreciation of any Reference Asset.

•                  You do not seek certainty of current income over the term of the Notes.

•                  You do not seek an investment for which there will be an active secondary market.

•                  You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•                  You are unwilling to accept the risk that if the Notes are not called and the Closing Level of the Lowest Performing Reference Asset on the Final Valuation Date has declined below its Principal Barrier Level, you will be fully exposed to the decline in the Lowest Performing Reference Asset from its Initial Level and will lose more than 25%, and possibly up to 100%, of the Principal Amount at maturity.

•                  You seek exposure to the upside performance of any or each Reference Asset.

•                  You require full payment of the Principal Amount of the Notes at maturity.

•                  You are unwilling to purchase the Notes with an estimated value as of the Trade Date that is lower than the Principal Amount.

•                  You seek exposure to a basket composed of the Reference Assets or a similar investment in which the overall return is based on a blend of the performances of the Reference Assets, rather than solely on the Lowest Performing Reference Asset.

•                  You seek a security with a fixed term.

•                  You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing up to 100% of your initial investment.

•                  You seek certainty of current income over the term of the Notes.

•                  You seek a liquid investment or are unable or unwilling to hold the Notes to maturity.

•                  You are not willing to assume the credit risk of the Bank for all payments under the Notes.

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The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risk Factors” below for risks related to an investment in the Notes.

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CERTAIN TERMS OF THE NOTES

Payments of Principal and Interest

In the event that the stated Maturity Date is not a Business Day, then relevant repayment of principal will be made on the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the relevant repayment of principal will be made on the first preceding Business Day (“Modified Following Business Day Convention”).

We describe payments as being based on a “day count fraction” of “30/360, unadjusted, Modified Following Business Day Convention.” This means that the number of days in each Contingent Coupon Payment period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Contingent Coupon Payment period will not be adjusted if a Contingent Coupon Payment Date falls on a day that is not a Business Day (“unadjusted”). We will pay any interest payable on any Contingent Coupon Payment Date other than the Maturity Date to the persons in whose names the Notes are registered at the close of business one Business Day prior to such Contingent Coupon Payment Date.

If any Contingent Coupon Payment Date or Call Payment Date falls on a day that is not a Business Day (including any Contingent Coupon Payment Date that is also the Maturity Date), the relevant Contingent Coupon Payment Date or Call Payment Date will be the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the Contingent Coupon Payment Date or Call Payment Date will be the first preceding Business Day under the Modified Following Business Day Convention.

Market Disruption Events

If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on any scheduled Valuation Date, then such Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on each Trading Day to and including the seventh Trading Day following the Valuation Date, the Closing Level of each Reference Asset will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh Trading Day, regardless of the occurrence or continuation of a Market Disruption Event in respect of one or more Reference Assets on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Level of each affected Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. No interest will accrue as a result of delayed payment. In the event the Final Valuation Date is postponed as a result of a Market Disruption Event, the Maturity Date shall be five Business Days after the Final Valuation Date, as so postponed.

A “Market Disruption Event” means, with respect to the Index, any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the Index:

•                  a suspension, absence or limitation of trading by the primary market or otherwise relating to the securities which then comprise 20% or more of the level of the Index, as determined by the Calculation Agent;

•                  a suspension, absence or limitation of trading in futures or options contracts relating to the Index in the primary market for those contracts, as determined by the Calculation Agent;

•                  any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to effect transactions in, or obtain market values for, futures or options contracts relating to the Index in its primary market;

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•                  the closure on any day of the primary market for futures or options contracts relating to the Index on a scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled Trading Day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled Trading Day for such primary market;

•                  any scheduled Trading Day on which the exchanges or quotation systems, if any, on which futures or options contracts relating to the Index are traded, fails to open for trading during its regular trading session; or

•                  any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” below.

A “Market Disruption Event” means, with respect to the ETF, any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the ETF:

(A)                        the occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the ETF or any Successor Fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise;

(B)                        the occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the ETF or any Successor Fund (as defined below) on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

(C)                        the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the ETF or any Successor Fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day;

(D)                        the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the ETF or any Successor Fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day;

(E)                         the closure of the relevant stock exchange or any related futures or options exchange with respect to the ETF or any Successor Fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day;

(F)                          the relevant stock exchange or any related futures or options exchange with respect to the ETF or any Successor Fund fails to open for trading during its regular trading session; or

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(G)                        any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

For purposes of determining whether a Market Disruption Event with respect to the ETF has occurred:

(1)                          “close of trading” means the scheduled closing time of the relevant stock exchange with respect to the ETF or any Successor Fund; and

(2)                          the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any Trading Day for the ETF or any Successor Fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours.

(3)                          the “relevant stock exchange” for the ETF means the primary exchange or quotation system on which shares (or other applicable securities) of the ETF are traded, as determined by the Calculation Agent.

(4)                          the “related futures or options exchange” for the ETF means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the ETF.

Adjustments to the Index

If at any time the sponsor or publisher of the Index (the “Sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the Closing Level of the Index is to be calculated, calculate a substitute Closing Level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the change, but using only those securities that comprised the Index immediately prior to that change. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.  Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “—Appointment of Independent Calculation Experts.”

Discontinuance of the Index

If the Sponsor discontinues publication of the Index, and the Sponsor or another entity publishes a successor or substitute equity index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the Calculation Agent’s notification of that determination to the trustee and Canadian Imperial Bank of Commerce, the Calculation Agent will substitute the successor equity index as calculated by the Sponsor or any other entity to calculate the Closing Level on any future Valuation Date. Upon any selection by the Calculation Agent of a successor equity index, Canadian Imperial Bank of Commerce will cause notice to be given to holders of the Notes.

In the event that the Sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, the Valuation Date and the Calculation Agent determines that no successor equity index is available at such time, the Calculation Agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the Calculation Agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

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If on any Valuation Date the Sponsor fails to calculate and announce the level of the Index, the Calculation Agent will calculate a substitute Closing Level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a Market Disruption Event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the Sponsor to calculate and announce the level of, the Index may adversely affect the value of the Notes.

Anti-dilution Adjustments

The Calculation Agent will adjust the Adjustment Factor as specified below if any of the events specified below occurs with respect to the ETF and the effective date or ex-dividend date, as applicable, for such event is after the Trade Date and on or prior to a Valuation Date.

The adjustments specified below do not cover all events that could affect the ETF, and there may be other events that could affect the ETF for which the Calculation Agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the Notes upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the ETF, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the Notes. In addition, the Calculation Agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the Notes. All determinations made by the Calculation Agent in making any adjustments to the terms of the Notes, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the Notes, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the ETF.

For any event described below, the Calculation Agent will not be required to adjust the Adjustment Factor unless the adjustment would result in a change to the Adjustment Factor then in effect of at least 0.10%. The Adjustment Factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)                        Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of securities which a holder of one share (or other applicable security) of the ETF before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)                        Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the Notes are linked has been made ratably to all holders of record of such shares (or other applicable security), then the Adjustment Factor will be adjusted on the ex-dividend date to equal the prior Adjustment Factor plus the product of the prior Adjustment Factor and the number of shares (or other applicable security) of the ETF which a holder of one share (or other applicable security) of the ETF before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the ETF paid or distributed is based on a fixed cash equivalent value.

(C)                        Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the Adjustment Factor will be adjusted on the ex-dividend date to equal the product of the prior Adjustment Factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the ETF on the Trading Day preceding the ex-dividend date,

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and the denominator of which is the amount by which the closing price per share (or other applicable security) of the ETF on the Trading Day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

a.              “extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the Calculation Agent determines, in its sole discretion, is extraordinary or special; and

b.              “extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the ETF will equal the amount per share (or other applicable security) of the ETF of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the Calculation Agent in its sole discretion.

A distribution on the securities of the ETF described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)                        Other Distributions

If a distribution of any non-cash assets is declared or made to all holders of the shares (or other applicable security) of the ETF, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the Calculation Agent may, in its sole discretion, make such adjustment (if any) to the Adjustment Factor as it deems appropriate in the circumstances. If the Calculation Agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the Notes that results solely from the applicable event.

(E)                         Reorganization Events

If the ETF, or any Successor Fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the ETF is not the surviving entity (a “Reorganization Event”), then, on or after the date of such event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Adjustment Factor or the method of determining the Payment at Maturity or any other terms of the Notes as the Calculation Agent determines appropriate to account for the economic effect on the Notes of such event, and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may deem such event a Liquidation Event (as defined below).

Liquidation Events

If the ETF is de-listed, liquidated or otherwise terminated (a “Liquidation Event”), and a successor or substitute exchange traded fund exists that the Calculation Agent determines, in its sole discretion, to be comparable to such Reference Asset, then, upon the Calculation Agent’s notification of that determination to the trustee and the Bank, any subsequent Closing Level for the ETF will be determined by reference to the Closing Level of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “Successor Fund”), with such adjustments as the Calculation Agent determines are appropriate to account for the economic effect of such substitution on holders of the Notes.

If the ETF undergoes a Liquidation Event prior to, and such Liquidation Event is continuing on, the date that any Closing Level of the ETF is to be determined and the Calculation Agent determines that no Successor Fund is available at such time, then the Calculation Agent will, in its discretion, calculate the Closing Level for the ETF on such date by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Reference Asset, provided that if the Calculation Agent determines in its discretion that it is not practicable to replicate the (including but not limited to the instance in which the underlying index sponsor discontinues publication of the underlying index), then the Calculation Agent will calculate the Closing Level for the ETF in accordance with the formula last used to calculate such Closing Level before such Liquidation Event, but

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using only those securities that were held by the ETF immediately prior to such Liquidation Event without any rebalancing or substitution of such securities following such Liquidation Event.

If a Successor Fund is selected or the Calculation Agent calculates the Closing Level as a substitute for the Reference Asset, such Successor Fund or Closing Level will be used as a substitute for the ETF for all purposes, including for purposes of determining whether a Market Disruption Event exists. Notwithstanding these alternative arrangements, a Liquidation Event with respect to the ETF may adversely affect the value of the Notes.

If any event is both a Reorganization Event and a Liquidation Event, such event will be treated as a Reorganization Event for purposes of the Notes unless the Calculation Agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating the ETF or a Successor Fund, or the underlying index, is changed in a material respect, or if the ETF or a Successor Fund is in any other way modified so that the ETF does not, in the opinion of the Calculation Agent, fairly represent the price of the securities of the ETF or such Successor Fund had such changes or modifications not been made, then the Calculation Agent may, at the close of business in New York City on the date that any Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a Closing Level of the ETF comparable to the ETF or such Successor Fund, as the case may be, as if such changes or modifications had not been made, and calculate the Closing Level and the Payment at Maturity and determine whether the Notes are automatically called on any call date with reference to such adjusted Closing Level of the ETF or such Successor Fund, as applicable.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “—Market Disruption Events,” “—Adjustments to the Index,” “—Discontinuance of the Index,” “—Anti-dilution Adjustments,” “—Liquidation Events,” or “—Alternate Calculation” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the securities held by or included in the Reference Asset (as applicable) are traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the section “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Maturity Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities—Events of Default” beginning on page 7 of the accompanying Prospectus.

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Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

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HYPOTHETICAL CONTINGENT COUPON PAYMENTS

Set forth below are three examples that illustrate how to determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on a quarterly Contingent Coupon Payment Date prior to the Maturity Date. The examples do not reflect any specific quarterly Contingent Coupon Payment Date (but assume such Contingent Coupon Payment Date is a Call Payment Date). The following examples reflect the Contingent Coupon Rate of 9.40% per annum and assume the hypothetical Initial Levels, Coupon Barrier Levels and Closing Levels for the Reference Assets indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to the Coupon Barrier Level and less than the Initial Level. As a result, investors receive a Contingent Coupon Payment on the applicable quarterly Contingent Coupon Payment Date and the Notes are not automatically called:

	Dow Jones Industrial Average® Index (INDU)	iShares® MSCI Emerging Markets ETF (EEM)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing Level	1000.00	1500.00
Hypothetical Coupon Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, EEM has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its hypothetical Coupon Barrier Level, but less than its hypothetical Initial Level, you would receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Notes would not be automatically called. The Contingent Coupon Payment would be equal to $23.50 per security, which is the product of $1,000.00 × 9.40% per annum × (90/360).

Example 2. The Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is less than its Coupon Barrier Level. As a result, investors do not receive a Contingent Coupon Payment on the applicable quarterly Contingent Coupon Payment Date and the Notes are not automatically called:

	Dow Jones Industrial Average® Index (INDU)	iShares® MSCI Emerging Markets ETF (EEM)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing Level	500.00	2500.00
Hypothetical Coupon Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, INDU has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

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Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is less than its hypothetical Coupon Barrier Level, you would not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date. In addition, the Notes would not be automatically called, even though the hypothetical Closing Level of the better performing Reference Asset on the relevant Valuation Date is greater than its hypothetical Initial Level. As this example illustrates, whether you receive a Contingent Coupon Payment and whether the Notes are automatically called on a quarterly Contingent Coupon Payment Date depends solely on the Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date. The performance of the better performing Reference Asset is not relevant to your return on the Notes.

Example 3. The Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its Initial Level. As a result, the Notes are automatically called on the applicable quarterly Contingent Coupon Payment Date for the principal amount plus a final Contingent Coupon Payment:

	Dow Jones Industrial Average® Index (INDU)	iShares® MSCI Emerging Markets ETF (EEM)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing Level	1500.00	2050.00
Hypothetical Coupon Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, EEM has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Level of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its hypothetical Initial Level, the Notes would be automatically called and you would receive the principal amount plus a final Contingent Coupon Payment on the applicable Contingent Coupon Payment Date, which is also referred to as the Call Payment Date. On the Call Payment Date, you would receive $1,023.50 per Note.

If the Notes are automatically called prior to maturity, you will not receive any further payments after the Call Payment Date.

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HYPOTHETICAL PAYMENT AT MATURITY

Set forth below are three examples of calculations of the redemption amount payable at maturity, assuming that the Notes have not been automatically called prior to maturity, reflecting a Contingent Coupon Rate of 9.40% per annum and assuming the hypothetical Initial Levels, Coupon Barrier Levels, Principal Barrier Levels and Final Levels for each of the Reference Assets indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its Initial Level. As a result,  the redemption amount is equal to the principal amount of your Notes at maturity and you receive a final Contingent Coupon Payment:

	Dow Jones Industrial Average® Index (INDU)	iShares MSCI Emerging Markets® ETF (EEM)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing (Final) Level	2000.00	2500.00
Hypothetical Coupon Barrier Level	750.00	1500.00
Hypothetical Principal Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, EEM has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Principal Barrier Level, the redemption amount would equal the principal amount. Although the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is significantly greater than its hypothetical Initial Level in this scenario, the redemption amount will not exceed the principal amount. In addition to any Contingent Coupon Payments received during the term of the Notes, on the Maturity Date you would receive $1,000.00 per Note plus a final Contingent Coupon Payment of $23.50 (since the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Coupon Barrier Level).

Example 2. The Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Initial Level but greater than its Principal Barrier Level. As a result, the redemption amount is equal to the principal amount of your Notes at maturity and you receive a final Contingent Coupon Payment:

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	Dow Jones Industrial Average® Index (INDU)	iShares® MSCI Emerging Markets ETF (EEM)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing (Final) Level	1000.00	1600.00
Hypothetical Coupon Barrier Level	750.00	1500.00
Hypothetical Principal Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, EEM has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Initial Level but greater than its hypothetical Principal Barrier Level, you would be repaid the principal amount of your Notes at maturity. In addition to any Contingent Coupon Payments received during the term of the securities, on the Maturity Date you would receive $1,000.00 per Note plus a final Contingent Coupon Payment of $23.50 (since the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Coupon Barrier Level).

Example 3. The Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level. As a result, the redemption amount is less than the principal amount of your Notes at maturity and you do not receive a final Contingent Coupon Payment:

	Dow Jones Industrial Average® Index (INDU)	iShares® MSCI Emerging Markets ETF (EEM)
Hypothetical Initial Level	1000.00	2000.00
Hypothetical Closing (Final) Level	500.00	2000.00
Hypothetical Percentage Change	-50.00%	--
Hypothetical Coupon Barrier Level	750.00	1500.00
Hypothetical Principal Barrier Level	750.00	1500.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, INDU has the lowest hypothetical Closing Level as a percentage of its hypothetical Initial Level and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Principal Barrier Level, you would lose a portion of the principal amount of your Notes and receive the redemption amount equal to $500.00 per Note, calculated as follows:

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Principal Amount + (Principal Amount × Percentage Change)

=$1,000.00 + ($1,000 × -50.00%)

= $1,000.00 + (-500)

= $500.00

On the Maturity Date you would not receive a final Contingent Coupon Payment in addition to any Contingent Coupon Payments received during the term of the Notes because the hypothetical Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Coupon Barrier Level.

These examples illustrate that you will not participate in any appreciation of any of the Reference Assets, but will be fully exposed to a decrease in the Lowest Performing Reference Asset if the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level, even if the Final Level of the other Reference Asset has appreciated or has not declined below its respective Principal Barrier Level.

To the extent that the Initial Level, Coupon Barrier Level, Principal Barrier Level and Final Level of each of the Reference Assets differs from the values assumed above, the results indicated above would be different.

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ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes Do Not Guarantee Any Return Of Principal; You May Suffer A Loss Of All Or A Substantial Portion Of The Principal Amount Of Your Notes.

The Notes do not guarantee any return of principal. The repayment of any principal on the Notes at maturity depends on the Final Level of the Reference Assets. The Bank will only repay you the full Principal Amount of your Notes if the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is equal to or greater than its Principal Barrier Level. If the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Level you may lose all or a substantial portion of your initial investment in an amount equal to the negative Percentage Change. Even with any Contingent Coupon Payments, the return on the Notes could be negative.

The Automatic Call Feature Limits Your Potential Return.

The appreciation potential of the Notes as of any Valuation Date is limited to your initial investment plus the applicable Contingent Coupon Payment otherwise due on such day. In addition, if the Notes are called, which may occur as early as the second Valuation Date, the amount of interest payable on the Notes will be less than the full amount of interest that would have been payable if the Notes had not been called prior to maturity. If the Notes are automatically called, you will lose the opportunity to continue to potentially accrue and be paid Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the Notes could be minimal. Because of the automatic call feature, the term of your investment in the Notes may be limited to a period that is shorter than the original term of the Notes and may be as short as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Notes.

On each Contingent Coupon Payment Date you will receive a Contingent Coupon Payment if, and only if, the Closing Level of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level. If the Closing Level of the Lowest Performing Reference Asset on any Valuation Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date, and if the Closing Level of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on each Valuation Date over the term of the Notes, you will not receive any Contingent Coupon Payments over the entire term of the Notes.

Your Return On The Notes Will Be Limited To The Contingent Coupon Payments Paid On The Notes, If Any.

The Payment at Maturity will not exceed the Principal Amount plus the final Contingent Coupon Payment and any positive return you receive on the Notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. Therefore, if the appreciation of the Reference Assets exceeds the sum of the Contingent Coupon Payments made to you, if any, the Notes will underperform an investment in securities linked to each of the Reference Assets providing full participation in the appreciation. Accordingly, the return on the Notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Reference Assets.

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Your Return On The Notes Will Depend Solely On The Performance Of The Reference Asset That Is The Lowest Performing Reference Asset On Each Valuation Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Reference Asset.

Your return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date. Although it is necessary for each Reference Asset to close above its respective Coupon Barrier Level on the relevant Valuation Date in order for you to receive a quarterly Contingent Coupon Payment and to close above its respective Principal Barrier Level for you to be repaid the principal amount of your Notes at maturity, you will not benefit in any way from the performance of the better performing Reference Asset. The Notes may underperform an alternative investment linked to a basket composed of the Reference Assets, since in such case the performance of the better performing Reference Asset would be blended with the performance of the Lowest Performing Reference Asset, resulting in a better return than the return of the Lowest Performing Reference Asset alone. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of each Reference Asset.

Your Return May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in the securities included in one or more of the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

If The Levels Of The Reference Assets Change, The Market Value Of Your Notes May Not Change In The Same Manner.

Your Notes may trade quite differently from the performance of the Reference Assets. Changes in the level of the Reference Assets may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased” below.

We Have No Affiliation With The Sponsor, The Publisher of the Index Underlying The ETF,  Or Any Of The Reference Assets And Have Not Independently Verified Their Public Disclosure Of Information.

None of the Sponsor, nor the sponsor or publisher of the index underlying the ETF (collectively, “the Sponsors of the Reference Assets”) is an affiliate of the Bank and none of the foregoing is involved in any of the Bank’s offerings of Notes pursuant to this pricing supplement in any way. Consequently, we have no control of the actions of the Sponsors of the Reference Assets, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the applicable Reference Asset. The Sponsors of the Reference Assets have no obligation to consider your interest as an investor in the Notes in taking any actions that might affect the value of the Notes. None of the money you pay for the Notes will go to the Sponsors of the Reference Assets.

In addition, as we are not affiliated with the Sponsors of the Reference Assets, we do not assume any responsibility for the adequacy of the information about the Reference Assets or their Sponsors contained in this pricing supplement. We are not responsible for any of the Sponsors of the Reference Assets’ public disclosure of information on itself or the applicable Reference Asset. As an investor in the Notes, you should make your own investigation into the Reference Assets.

The Notes Are Subject To Risks Associated With Non-U.S. Companies.

The price of the EEM depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile

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than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the EEM and, as a result, the return on the Notes.

The Notes Are Subject To Emerging Markets Risk.

An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The Price Of The Eems Is Subject To Currency Exchange Risk.

Because the price of the EEM is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the EEM will be adversely affected and the payment at maturity on the Notes may be reduced.

The Amount To Be Paid At Maturity Will Not Be Affected By All Developments Relating To The Reference Assets.

Changes in the levels of the Reference Assets during the term of the Notes before any Valuation Date or Valuation Dates will not be reflected in the calculation of the Payment at Maturity, unless the level of the Lowest Performing Reference Asset trades or closes below its Principal Barrier Level on the Final Valuation Date (subject to adjustments as described herein, including those described under “Certain Terms of the Notes”). The Calculation Agent will calculate this amount by comparing only the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date to the corresponding Initial Level and by comparing the Final Level of the Lowest Performing Reference Asset on the Final Valuation Date to the Principal Barrier Level. No other levels of the Lowest Performing Reference Asset will be taken into account with respect to the Payment at Maturity. As a result, you may receive less than the principal amount of your Notes, even if the level of the Lowest Performing Reference Asset on the Final Valuation Date has increased at certain times during the term of the Notes before decreasing to a level below the Initial Level or Principal Barrier Level as of the Final Valuation Date.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Reference Assets.

In the ordinary course of business, we, JMS or our respective affiliates may have expressed views on expected movements in the Reference Assets or the Reference Asset constituents, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Reference Assets may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets or the Reference Asset constituents from multiple sources, and you should not rely solely on views expressed by us, JMS or our respective affiliates. For additional information, see

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“Information Regarding the Reference Assets” in this pricing supplement and the public disclosures made by the Sponsor and the publishers of the index underlying the ETF.

The Historical Performance Of The Reference Assets Should Not Be Taken As An Indication Of Their Future Performance.

The levels of the Reference Assets will determine the amount to be paid on the Notes at maturity and whether the Notes will be called prior to maturity. The historical performance of the Reference Assets does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the levels of the Reference Assets will rise or fall during the term of the Notes. The levels of the Reference Assets will be influenced by complex and interrelated political, economic, financial and other factors.

Anti-Dilution Adjustments Relating To The Shares Of The ETF Do Not Address Every Event That Could Affect Such Shares.

An Adjustment Factor, as described herein, will be used to determine the Closing Level of the ETF. The Adjustment Factor will be adjusted by the Calculation Agent for certain events affecting the shares of the ETF. However, the Calculation Agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the value of the Notes may be adversely affected.

Changes That Affect the Index Underlying The ETF Could Affect The Market Value Of The Notes And The Amount You Will Receive At Maturity.

The ETF is an exchange traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the MSCI Emerging Markets Index. The policies of the sponsors of such index (the “Index Sponsor”) concerning the calculation of such index, additions, deletions or substitutions of the components of such index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in such index and, therefore, could affect whether a Contingent Coupon Payment is payable, the amount of the Payment at Maturity, and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the Index Sponsors change these policies, for example, by changing the manner in which it calculates the MSCI Emerging Markets Index.

The ETF May Not Correlate With That Of The Index Which Underlies It.

The performance of the ETF may not exactly replicate the performance of the index which underlies it because the ETF will reflect transaction costs and fees that are not included in the calculation of the such index. It is also possible that the ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the applicable index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the  applicable index or due to other circumstances. In addition, because the shares of the Reference Assets are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of the ETF may differ from the net asset value per share of the ETF.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Reference Assets.

You will not become a holder of shares of the ETF or a holder of securities included in the Index as a result of owning a Note. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. You will have no right to receive delivery of any shares or securities at stated maturity or upon automatic call.

Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes.

We, JMS or one or more of our respective affiliates, may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting

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secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we, JMS or one or more of our respective affiliates, may have in our or their proprietary account. We, JMS and our respective affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we, JMS and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this pricing supplement.

In addition, the Bank will serve as Calculation Agent for the Notes and will have sole discretion in calculating the amounts payable in respect of the Notes. Exercising discretion in this manner could adversely affect the value of the Notes.

The Calculation Agent Can Postpone The Determination Of A Closing Level Or The Final Level If A Market Disruption Event Occurs.

The determination of a Closing Level or the Final Level may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on any Valuation Date with respect to one or more Reference Assets. If such a postponement occurs, then the applicable Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. In no event, however, will any Valuation Date be postponed by more than seven Trading Days. As a result, if a Market Disruption Event occurs or is continuing on the Final Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than seven Trading Days. No interest will accrue as a result of a delayed payment.

If the determination of the Closing Level of the Reference Assets for any Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day for one or more Reference Assets, that day will nevertheless be the date on which the Closing Level of the Reference Assets will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Level for each affected Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. See “Certain Terms of the Notes—Market Disruption Events.” Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts.”

There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your Payment at Maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the Original Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting one or more Reference Assets has occurred, and make certain adjustments with respect to the Reference Assets if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the Payment at Maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts.”

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No Assurance That The Investment View Implicit In The Notes Will Be Successful.

It is impossible to predict with certainty whether and the extent to which the levels of the Reference Assets will rise or fall. There can be no assurance that the Final Levels will be greater than the corresponding Principal Barrier Levels. The Final Levels may be influenced by complex and interrelated political, economic, financial and other factors that affect the securities included in the Reference Assets. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Assets in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Assets will result in your receiving an amount greater than or equal to the Principal Amount of your Notes. Certain periods of historical performance of the Reference Assets would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past. See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the Reference Assets.

The Notes Are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

Your Investment Is Subject To The Credit Risk Of The Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity or on a Call Payment Date, as applicable, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the Prospectus.

The Indenture does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any securities. We and our affiliates will not pledge or otherwise hold any security for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any securities we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the levels of the Reference Assets over the full term of the Note, (ii) volatility of the levels of the Reference Assets and the market’s perception of future volatility of the levels of the Reference Assets, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, the price of the Notes may be impacted by the fact that the Notes may be automatically called prior to maturity. Additionally, the

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interest rates of the Notes reflect not only our credit spread generally but also the automatic call feature of the Notes and thus may not reflect the rate at which a note without an automatic call feature might be issued and sold.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than 100% of the original issue price if you sell your Notes prior to maturity.

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which JMS or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by JMS as a result of dealer discounts, mark-ups or other transaction costs.

The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes.

The Bank’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.

The Bank’s estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, including the value of the Reference Assets, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which JMS or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s estimated value does not represent a minimum price at which JMS or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank’s estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the Notes and the estimated value of the Notes on the Trade Date and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

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Hedging Activities By The Bank May Negatively Impact Investors In The Notes And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Notes.

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Assets. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

Any of these hedging activities may adversely affect the price of the Reference Assets and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

The Notes Will Not Be Listed On Any Securities Exchange Or Any Inter-Dealer Quotation System; There May Be No Secondary Market For The Notes; Potential Illiquidity Of The Secondary Market; Holding Of The Notes By JMS Or Its Or Our Affiliates And Future Sales.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any organized securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, JMS or any of its affiliates may (but are not obligated to) make a secondary market for the Notes and may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JMS or any of its affiliates are willing to transact. If none of JMS or any of its affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

In addition, the Principal Amount of the Notes being offered may not be purchased by investors in the initial offering, and JMS or one or more of its or our affiliates may agree to purchase any unsold portion. JMS or such affiliate or affiliates intend to hold the Notes, which may affect the supply of the Notes available in any secondary market trading and therefore may adversely affect the price of the Notes in any secondary market trading. If a substantial portion of any Notes held by JMS or its or our affiliates were to be offered for sale following this offering, the market price of such Notes could fall, especially if secondary market trading in such Notes is limited or illiquid.

The Notes Are Not Insured By Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

The Tax Treatment Of the Notes Is Uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “ Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

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INFORMATION REGARDING THE REFERENCE ASSETS

Included in the following pages is a brief description of each of the Reference Assets. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing levels, as well as end-of-period closing levels, for each of the Reference Assets. We obtained the historical closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You can obtain the level of the Dow Jones Industrial Average® Index at any time from Bloomberg under the symbol “INDU<Index>” and the price of the iShares® MSCI Emerging Markets ETF under the symbol “EEM UP Equity”.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of each of the Reference Assets should not be taken as an indication of its future performance, and no assurance can be given as to the Final Levels of the Reference Assets. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying Prospectus or Prospectus Supplement. We have not independently verified any of the information herein obtained from outside sources.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Reference Assets or the securities included in any of the Reference Assets. We have derived any and all disclosure contained in this pricing supplement regarding each of the Reference Assets from publicly available information. We do not make any representation that such publicly available information is accurate or complete.

The Dow Jones Industrial Average® Index

General

The Dow Jones Industrial Average® (the “INDU”) is a price-weighted index and is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The index covers all industries except transportation and utilities. The corporations represented in the INDU tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The INDU is maintained by an Averages Committee comprised of three representatives of S&P Dow Jones Indices LLC and two representatives of The Wall Street Journal (“WSJ”). The Averages Committee was created in March 2010. Generally, composition changes occur only after mergers, corporate acquisitions or other significant changes in a component company’s core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Maintaining adequate sector representation within the INDU is also a consideration in the selection process.

Changes in the composition of the INDU are made entirely by the Averages Committee without consultation with the corporations represented in the INDU, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the INDU are reviewed on an as-needed basis. Changes to the common stocks included in the INDU tend to be made infrequently, and the underlying stocks of the INDU may be changed at any time for any reason. The companies currently represented in the INDU are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and NASDAQ.  The number of common stocks in the INDU has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the INDU have been changed on a relatively infrequent basis.

The level of the INDU is the sum of the primary exchange prices of each of the 30 component stocks included in the INDU, divided by a divisor that is designed to provide a meaningful continuity in the level of the INDU. Because the INDU is price-weighted, stock splits or changes in the component stocks could result in distortions in the INDU

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level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the INDU. The current divisor of the INDU is published daily in the WSJ and other publications. In addition, other statistics based on the INDU may be found in a variety of publicly available sources.

Historical Data

The following graph sets forth daily Closing Levels of the INDU for the period from January 1, 2013 to April 9, 2018. The Closing Level on April 9, 2018 was 23,979.10.

The following table sets forth the high and low Closing Levels, as well as end-of-period Closing Levels, of the INDU Index for each quarter in the period from January 1, 2013 through March 31, 2018 and for the period from April 1, 2018 through April 9, 2018.

	High	Low	Last
2013
First Quarter	14578.54	13328.85	14578.54
Second Quarter	15409.39	14537.14	14909.6
Third Quarter	15676.94	14776.13	15129.67
Fourth Quarter	16576.66	14776.53	16576.66
2014
First Quarter	16530.94	15372.8	16457.66
Second Quarter	16947.08	16026.75	16826.6
Third Quarter	17279.74	16368.27	17042.9
Fourth Quarter	18053.71	16117.24	17823.07
2015
First Quarter	18288.63	17164.95	17776.12
Second Quarter	18312.39	17596.35	17619.51
Third Quarter	18120.25	15666.44	16284.7
Fourth Quarter	17918.15	16272.01	17425.03
2016
First Quarter	17716.66	15660.18	17685.09
Second Quarter	18096.27	17140.24	17929.99
Third Quarter	18636.05	17840.62	18308.15
Fourth Quarter	19974.62	17888.28	19762.6
2017
First Quarter	21115.55	19732.4	20663.22
Second Quarter	21528.99	20404.49	21349.63
Third Quarter	22412.59	21320.04	22405.09
Fourth Quarter	24837.51	22557.6	24719.22
2018
First Quarter	26616.71	23533.2	24103.11
Second Quarter through April 9, 2018	24505.22	23644.19	23979.10

PRS-33

License Agreement between S&P Dow Jones Indices LLC and CIBC

Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”), and the INDU is a product of S&P Dow Jones Indices LLC (“SPDJI”). We and SPDJI have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the INDU in connection with the issuance of the Notes.

The license agreement between us and SPDJI provides that the following language must be stated in this document:

The “Dow Jones Industrial Average” is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by CIBC.  Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); DJIA®, The Dow®, Dow Jones® and Dow Jones Industrial Average are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CIBC.  The Notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Dow Jones Industrial Average to track general market performance.  S&P Dow Jones Indices’ only relationship to CIBC with respect to the Dow Jones Industrial Average is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors.  The Dow Jones Industrial Average is determined, composed and calculated by S&P Dow Jones Indices without regard to CIBC or the Notes.  S&P Dow Jones Indices have no obligation to take the needs of CIBC or the holders of the Notes into consideration in determining, composing or calculating the Dow Jones Industrial Average.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash, surrendered or redeemed, as the case may be.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Dow Jones Industrial Average will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by CIBC, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY CIBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY

PRS-34

BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CIBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

iShares® MSCI Emerging Markets ETF

The shares of the iShares® MSCI Emerging Markets ETF are issued by iShares, Inc., a registered investment company. The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM UP Equity.” BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the iShares® MSCI Emerging Markets ETF.

The following tables display the top holdings and weighting by country and sector of the underlier. A list of constituent stocks can be found at us.iShares.com/product info/fund/overview/EEM.htm. We are not incorporating by reference the website or any material it includes in this pricing supplement. This information has been obtained from the iShares® website without independent verification.

iShares® MSCI Emerging Markets ETF Top Ten Holdings as of April 9, 2018

ETF Stock Issuer	Percentage (%)

Tencent Holdings Ltd	5.42%
Samsung Electronics Ltd	4.07%
Taiwan Semiconductor Manufacturing	3.76%
Alibaba Group Holding ADR	3.56%
Naspers Limited N Ltd	1.99%
China Construction Bank Corp (Hong Kong)	1.56%
Industrial and Commercial Bank of China	1.14%
Baidu ADR Reptg Inc Class A	1.12%
China Mobile Ltd	1.05%
Ping An Insurance (Group) Co of China Ltd H Share (Hong Kong)	0.97%
Total	24.64%

iShares® MSCI Emerging Markets ETF Stock Weighting by Country as of April 9, 2018*

Country	Percentage (%)
China	29.85%
Korea (South)	15.06%
Taiwan	11.73%
India	8.35%
Brazil	7.16%
South Africa	6.72%
Russian Federation	3.15%
Mexico	3.06%
Malaysia	2.48%
Thailand	2.41%
Indonesia	2.08%
Poland	1.24%
Chile	1.21%
Other	5.52%

*Percentages may not sum to 100% due to rounding.

PRS-35

iShares® MSCI Emerging Markets ETF Stock Weighting by Sector as of April 9, 2018*ǂ

Sector	Percentage (%)
Information Technology	27.37%
Financials	23.64%
Consumer Discretionary	9.65%
Materials	7.36%
Energy	7.03%
Consumer Staples	6.55%
Industrials	5.22%
Telecommunications	4.58%
Health Care	2.93%
Real Estate	2.83%
Utilities	2.38%
Cash and/or Derivatives	0.46%

* Percentages may not sum to 100% due to rounding.

ǂ It has been announced that the Global Industry Classification Structure, which MSCI utilizes to classify the constituents of the MSCI EAFE Index, is expected to be updated in September 2018.

As of March 31, 2018, iShares reported the following average annual returns on the market price of the iShares® MSCI Emerging Markets ETF’s shares. The market price of the iShares® MSCI Emerging Markets ETF’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date. iShares® MSCI Emerging Markets ETF shares: 1 year, 25.09%; 3 years, 8.57%; 5 years, 4.63%; 10 years, 2.79%; since inception, 12.09%.

Notwithstanding the underlier’s investment objective, the return on your notes will not reflect any dividends paid on the underlier shares, on the securities purchased by the underlier or on the securities that comprise the underlying index.

Historical Data

The following graph sets forth daily closing prices of the EEM for the period from January 1, 2013 to April 9, 2018. The closing price on April 9, 2018 was 47.13.

PRS-36

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the EEM for each quarter in the period from January 1, 2013 through March 31, 2018 and for the period from April 1, 2018 through April 9, 2018.

	High	Low	Last
2013
First Quarter	45.225	41.8	42.77
Second Quarter	44.23	36.65	38.5
Third Quarter	43.275	37.34	40.755
Fourth Quarter	43.655	40.48	41.795
2014
First Quarter	41.01	37.11	41.01
Second Quarter	43.95	40.82	43.23
Third Quarter	45.85	41.56	41.56
Fourth Quarter	42.44	37.73	39.29
2015
First Quarter	41.07	37.92	40.13
Second Quarter	44.09	39.04	39.62
Third Quarter	39.78	31.32	32.78
Fourth Quarter	36.29	31.55	32.19
2016
First Quarter	34.28	28.25	34.25
Second Quarter	35.26	31.89	34.36
Third Quarter	38.21	33.77	37.45
Fourth Quarter	38.1	34.08	35.01
2017
First Quarter	39.985	35.43	39.39
Second Quarter	41.93	38.81	41.39
Third Quarter	45.85	41.05	44.81
Fourth Quarter	47.81	44.82	47.12
2018
First Quarter	52.08	45.69	48.28
Second Quarter through April 9, 2018	48.02	47.08	47.13

Disclaimer

“iShares®” and “BlackRock®” are registered trademarks of BlackRock Inc. or its subsidiaries (“BlackRock”) and have not been licensed for use by us. The notes are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares® Funds. Neither BlackRock nor the iShares® Funds make any representations or warranties to the owners of any of the notes or any member of the public regarding the advisability of investing in any of the notes. Neither BlackRock nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the notes or in connection with our use of information about the underlier.

PRS-37

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the Principal Amount at maturity of the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the underlying measure or asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” and “Additional Risk Factors—Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes” in this pricing supplement.

PRS-38

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which JMS or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.”

The Bank’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes” in this pricing supplement.

PRS-39

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Material Tax Consequences—United States Taxation” in the accompanying Prospectus, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether the Reference Assets (or components thereof) would be treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. We will report any Contingent Coupon Payment that is paid by us (including on the Maturity Date or upon an exercised call on a Call Payment Date) as includible in your income as ordinary income, taxable to you in accordance with your regular method of accounting for U.S. federal income tax purposes. If, however, you use the accrual method of accounting and keep applicable financial statements, you may be required to recognize income on the Notes before payment.

Additionally, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time (excluding the amount attributable to any Contingent Coupon Payment which is treated as ordinary income) and the amount that you paid for your Notes. If, however, you use the accrual method of accounting and keep applicable financial statement, you may be required to recognize income on the Notes before their maturity. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes. If the Notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the Maturity Date.

Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, the Notes may be properly treated as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Asset written by you and purchased by us (the “Put Option”). The balance of this disclosure assumes this latter treatment is proper and will be respected for U.S. federal income tax purposes.

If the Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of the Notes is treated as issued for the principal amount of the Notes (if you are an initial purchaser) and that interest payments on the Notes are treated in part as payments of interest and in part as payments

PRS-40

for the Put Option. Under this characterization, a percentage of each Contingent Coupon Payment would be treated as an interest payment for U.S. federal income tax purposes and a percentage of each Contingent Coupon Payment would be treated as payment for the Put Option for U.S. federal income tax purposes. The percentage treated as an interest payment for U.S. federal income tax purposes generally would equal our customary market borrowing rate for this type of instrument without taking into account the Reference Asset and associated terms, the remaining percentage of the Contingent Coupon Payment would be in consideration of the Put Option.

If you receive the cash payment of the full principal amount of your Notes upon the call or maturity, such payment is likely treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of the Notes) and (ii) the lapse of the Put Option which likely results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph. If you receive a cash payment upon the maturity of your Notes (excluding cash received as interest) of less than the full principal amount of your Notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your Notes) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your Notes over the amount that you received upon the maturity of the Notes (excluding cash received as interest) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described in the preceding paragraph is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described in the preceding paragraph is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

Upon the sale of Notes, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of the Notes if you are an initial purchaser of the Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of the Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of Notes, you would be required to allocate your purchase price for Notes between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your Notes, you may be subject to the market discount or amortizable bond premium rules. The rules regarding market discount and bond premium are complex and therefore you are urged to consult your tax advisors regarding these rules. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for the Notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess.

Another possible alternative treatment is that a Note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of a Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss

PRS-41

upon the sale, call or maturity of the Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Note. In general, your adjusted basis in the Note would be equal to the amount you paid for the Note, increased by the amount of interest you previously accrued (but remained unpaid) with respect to the Note. Any gain you recognize upon the sale, call or maturity of the Note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to the Note, and thereafter would be capital loss.

If a Note is treated as a contingent payment debt instrument and you purchase a Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase a Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In 2008, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury have been considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above.

We do not believe that the “constructive ownership transaction” rules of Section 1260 of the Code apply to this offering.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus.

PRS-42

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-43

SUPPLEMENTAL PLAN OF DISTRIBUTION

Pursuant to the terms of a distribution agreement, JMS will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Notes sold by JMS to the public will initially be offered at the price to public set forth on the cover page of this pricing supplement. JMS intends to purchase the Notes from the Bank at a purchase price equal to the price to public less a discount of 2.50% of the Principal Amount of the Notes. The price to public for Notes purchased by certain fee-based advisory accounts may vary between 97.50% and 100% of the face amount of the Notes. Any sale of the Notes to a fee-based advisory account at a price to public below 100% of the face amount will reduce the underwriting discount specified on the cover page of this pricing supplement with respect to the Notes. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the securities dealer or dealers involved in the sale of the Notes to such advisory account but not by more than 2.50% of the face amount of the Notes. Any Notes sold by JMS to securities dealers may be sold at an agreed discount to the price to public. If all of the offered Notes are not sold at the price to public, JMS may change the offering price and the other selling terms. In addition to offers and sales at the price to public, JMS may offer the Notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

While JMS may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

JMS and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. JMS and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, JMS and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. JMS and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

JMS may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify JMS against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

PRS-44

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada), and subject to any bail-in conversion requirements under the Canada Deposit Insurance Corporation Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated February 27, 2017, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the Prospectus Supplement and the Prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated February 27, 2017, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

PRS-45